[LETTERHEAD]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

October 29, 2001

Dear Sir or Madam:

We have read the first, third, fourth and fifth paragraphs of Item 4 included in the Form 8-K dated October 29, 2001 of First Scientific, Inc. to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP


cc:  Mr. Randall L. Hales, President and CEO, First Scientific, Inc.